Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 smsi@mkr-group.com

Smith Micro Software Reports 2014 Second Quarter Financial Results

Aliso Viejo, CA, July 30, 2014 – Smith Micro Software, Inc. (“Smith Micro Software”) (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for its second quarter ended June 30, 2014.

“Revenues for the second quarter were $8.5 million, up slightly sequentially from the first quarter, but down 19 percent year-over-year. While we saw an increase in our CommSuite revenues during the quarter, it did not offset decreases in our legacy connection manager products and the seasonal drop-off of our Productivity & Graphics products. We expect revenues to increase in the third quarter based on new orders and continued increases in CommSuite revenue driven by new features and increased advertising revenue,” said William W. Smith Jr., President and CEO of Smith Micro Software.

“As we stated in our last earnings release, we took a one-time restructuring charge this quarter of $2.4 million, of which $1.3 million was non-cash stock-based compensation expense. This reduced our overall cost structure by approximately $2.0 million per quarter. We should see a full quarter’s benefit from these actions in the third quarter. With this lower cost structure and projected increase in revenues, we should significantly reduce our cash burn and get close to cash neutral in the third quarter, with the goal to return to profitability by the fourth quarter,” Mr. Smith concluded.

Smith Micro Software reported revenues of $8.5 million for the second quarter ended June 30, 2014, compared to $10.5 million reported in the second quarter ended June 30, 2013.

Second quarter 2014 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $6.1 million, compared to $8.1 million reported in the second quarter of 2013.

Smith Micro Software Second Quarter 2014 Financial Results	Page 2 of 7

GAAP gross profit as a percentage of revenue was 71.3 percent for the second quarter of 2014, compared to 77.1 percent for the second quarter of 2013. Non-GAAP gross profit as a percentage of revenue was 71.3 percent for the second quarter of 2014, compared to 77.2 percent for the same quarter last year.

GAAP net loss for the second quarter of 2014 was $5.7 million, or $0.15 loss per diluted share, compared to a GAAP net loss of $7.2 million, or $0.19 loss per diluted share, for the second quarter of 2013.

Non-GAAP net loss (which excludes stock-based compensation and non-cash tax expense) for the second quarter of 2014 was $2.4 million, or $0.06 loss per diluted share, compared to a non-GAAP net loss of $3.8 million, or $0.10 loss per diluted share, for the second quarter of 2013. Excluding the restructuring charge, the non-GAAP net loss for the second quarter of 2014 would have been $1.6 million, or $0.04 loss per diluted share.

For the six months ended June 30, 2014, the Company reported revenues of $17.0 million, compared to $22.1 million for the six months ended June 30, 2013.

GAAP gross profit was $12.1 million for the six months ended June 30, 2014, compared to $17.2 million for the six months ended June 30, 2013. Non-GAAP gross profit (which excludes stock-based compensation) was $12.1 million for the six months ended June 30, 2014, compared to $17.3 million for the same period last year.

GAAP gross profit as a percentage of revenues was 71.3 percent for the six months ended June 30, 2014, compared to 78.1 percent for the same period last year. Non-GAAP gross profit as a percentage of revenues was 71.4 percent for the six months ended June 30, 2014, compared to 78.1 percent for same period last year.

GAAP net loss for the six months ended June 30, 2014 was $10.9 million, or a loss of $0.28 per diluted share, compared to a GAAP net loss for the six months ended June 30, 2013 of $13.4 million, or $0.36 loss per diluted share.

Non-GAAP net loss for the six months ended June 30, 2014 was $5.0 million, or a loss of $0.13 per diluted share, compared to a non-GAAP net loss of $6.9 million, or $0.19 loss per diluted share, for the six months ended June 30, 2013. Excluding the restructuring charge, the non-GAAP net loss for the six months ended June 30, 2014 would have been $4.3 million, or $0.11 loss per diluted share.

Total cash and cash equivalents and short-term investments at June 30, 2014 were $6.3 million.

Smith Micro Software Second Quarter 2014 Financial Results	Page 3 of 7

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since stock-based compensation and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the period ended June 30, 2014 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s second quarter 2014 results at 4:30 p.m. ET, July 30, 2014. To access the call, dial (888) 503-8175 and when prompted provide the pass code “Smith Micro.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the Company’s financial prospects and other projections of its performance, the execution of our recently announced restructuring, our ability to halt the decline of our cash reserves in light of our continued losses, the existence of new market opportunities and interest in the Company’s products and solutions, and the Company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are potential for disruption and loss of customers and business from the transfer of duties and responsibilities in our recently announced restructuring, the risk that we will continue to incur losses and not regain profitability, the risk that we may need to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all, changes in demand for the Company’s products from its customers and their end-users, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, new and changing technologies, customer acceptance and timing of deployment of

Smith Micro Software Second Quarter 2014 Financial Results	Page 4 of 7

those technologies, new and continuing adverse economic conditions, and the Company’s ability to compete effectively with other software companies. These and other factors discussed in the Company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the Company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Second Quarter 2014 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) -

unaudited

	GAAP	Stock Compensation	Taxes	Non- GAAP
Three Months Ended 6/30/14:
Gross profit	$6,077	$3	$—	$6,080
Loss before provision for income taxes	($5,683)	$1,883	$—	($3,800)
Net loss	($5,695)	$1,883	$1,456	($2,356)
EPS-diluted	($0.15)	$0.05	$0.04	($0.06)

Three Months Ended 6/30/13:
Gross profit	$8,083	$6	$—	$8,089
Loss before provision for income taxes	($7,240)	$1,102	$—	($6,138)
Net loss	($7,244)	$1,102	$2,336	($3,806)
EPS-diluted	($0.19)	$0.03	$0.06	($0.10)

Six Months Ended 6/30/14:
Gross profit	$12,106	$8	$—	$12,114
Loss before provision for income taxes	($10,817)	$2,681	$—	($8,136)
Net loss	($10,862)	$2,681	$3,137	($5,044)
EPS-diluted	($0.28)	$0.07	$0.08	($0.13)

Six Months Ended 6/30/13:
Gross profit	$17,241	$11	$—	$17,252
Loss before provision for income taxes	($13,329)	$2,174	$—	($11,155)
Net loss	($13,402)	$2,174	$4,311	($6,917)
EPS-diluted	($0.36)	$0.06	$0.11	($0.19)

Smith Micro Software Second Quarter 2014 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months and Six Months Ended June 30, 2014 and 2013

(in thousands, except per share amounts) - unaudited

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Revenues	$8,528	$10,484	$16,977	$22,086
Cost of revenues	2,451	2,401	4,871	4,845

Gross profit	6,077	8,083	12,106	17,241

Operating expenses:
Selling and marketing	2,296	4,569	5,332	8,950
Research and development	3,609	5,900	7,858	11,836
General and administrative	3,418	4,862	7,296	9,804
Restructuring expense	2,435	—	2,435	—

Total operating expenses	11,758	15,331	22,921	30,590

Operating loss	(5,681)	(7,248)	(10,815)	(13,349)
Interest and other income (expense), net	(2)	8	(2)	20

Loss before provision for income taxes	(5,683)	(7,240)	(10,817)	(13,329)

Provision for income tax expense	12	4	45	73

Net loss	$(5,695)	$(7,244)	$(10,862)	$(13,402)

Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	1	(17)	1	1
Income tax expense related to items of other comprehensive income	—	—	—	—

Other comprehensive income (loss), net of tax	1	(17)	1	1

Comprehensive loss	$(5,694)	$(7,261)	$(10,861)	$(13,401)

Loss per share:
Basic and diluted	$(0.15)	$(0.19)	$(0.28)	$(0.36)

Weighted average shares outstanding:
Basic and diluted	38,518	37,247	38,118	36,932

Smith Micro Software Second Quarter 2014 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$5,036	$11,763
Short term investments	1,220	3,078
Accounts receivable, net	7,389	7,563
Income tax receivable	702	699
Inventory, net	169	167
Prepaid and other assets	1,438	871
Deferred tax asset	152	152

Total current assets	16,106	24,293
Equipment & improvements, net	5,373	7,023
Other assets	205	222

TOTAL ASSETS	$21,684	$31,538

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,378	$1,632
Accrued liabilities	6,722	7,734
Deferred revenue	119	464

Total current liabilities	8,219	9,830

Long-term liabilities	3,701	3,383
Deferred tax liability	154	154

Total non-current liabilities	3,855	3,537

Stockholders’ Equity:
Common stock	38	37
Additional paid in capital	216,918	214,619
Accumulated comprehensive deficit	(207,346)	(196,485)

Total stockholders’ equity	9,610	18,171

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$21,684	$31,538